May 21, 2012

George D. Hagi
1795 Wildey Road
Nunda, NY 14517

Re: SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

Dear Dan:

Your employment with Five Star Bank (the “Company”) will end on June 30, 2012. This letter explains the separation benefits that the Company will make available to you and what you need to do to receive them.

If you sign this letter and do not revoke it as set forth in Paragraph 23, below, then this letter will constitute the Separation Agreement and Release of All Claims (the “Agreement”) between you and the Company on the terms of your separation from employment.

1. Separation Date. Your employment with the Company will end at the close of business on June 30, 2012 (the “Separation Date”).

2. Final Paycheck. You will receive your regular wages and employment-related benefits through the Separation Date, all of which will be paid in accordance with the Company’s regular payroll schedule and benefit policies and practices. You will receive the amounts described in this Paragraph 2 even if you decide not to sign this Agreement, provided you work through the Separation Date.

3. Compensation and Benefits. Except as specifically described in Paragraph 5 below, all of your compensation and employment-related benefits will end on either the Separation Date or the last day of the month in which your employment ends, depending upon the benefit. You will receive additional information regarding the date on which each benefit ends as well as your rights to insurance continuation (at your expense) and your retirement benefits. To the extent that you have such rights, nothing in this Agreement will impair them. By signing this Agreement, you agree that upon receipt of the amounts described in Paragraph 2, you have received all wages, benefits and other compensation due to you.

4. Company Property. By no later than the Separation Date, you shall return to the Company all documents (and all copies thereof) and other property belonging to the Company that you have in your possession or control, with the exception of any property that the Company authorizes you in writing to retain.  The documents and property to be returned by you include, but are not limited to, all files, correspondence, e-mail, memoranda, notes, notebooks, regulatory filings, drawings, records, plans, forecasts, reports, studies, analyses, compilations of data, proposals, agreements, financial information, research and development information, member information, marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, facsimile machines, mobile telephones and servers), vehicles, credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company or its parents, subsidiaries or affiliates (and all reproductions thereof in whole or in part).  You agree to make a diligent search to locate any such documents, property and information.  If you have used any personally-owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, then within five days of your last day of employment, you shall provide the Company with a computer-useable copy of all such information and then permanently delete and expunge such confidential or proprietary information from those systems. You agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion has been completed.

5. Separation Benefits. In consideration of your acceptance of this Agreement, the Company will provide you with the separation benefits described in this Paragraph 5.

a.	You will receive a separation pay benefit in the total amount of two hundred twenty one thousand and four hundred dollars ($221,400.00), less required payroll deductions and withholdings. This separation pay benefit is equivalent to (i) six (6) months of your current base salary ($110,700.00); and (ii) a discretionary bonus payment ($110,700.00). This separation pay benefit will be paid in a single lump sum payment on the Company’s first regular pay period after the “Effective Date” of this Agreement as defined in Paragraph 23, below.

b.	After June 30, 2012, you may participate in the Company’s group health insurance plans to the extent required by Consolidated Omnibus Budget Reconciliation Act (“COBRA”). If you choose to continue your medical and dental insurance through COBRA, Five Star Bank agrees to supplement your monthly COBRA premium(s) beginning with July 1, 2012 and continuing through December 31, 2012. During this time, you will be required to pay the monthly employee rate(s). You agree that your portion of the COBRA insurance premiums will be withheld from the payment described in Paragraph 5(a). If you choose to continue COBRA coverage after this period, you will be required to pay the full monthly premium plus a 2% administrative fee. Your COBRA qualifying event date is July 1, 2012.

You acknowledge and agree that, in the absence of this Agreement, you are not entitled to the separation benefits set forth in this Paragraph 5.

6. Future Inquiries. In the event that the Company receives an inquiry from a future prospective employer, the Company will disclose the position you held and the duration of your employment.

7. RELEASE OF ALL CLAIMS

(a) By signing this Agreement you agree that you are releasing and waiving your right to bring any legal claim of any nature against the Company. The claims you are giving up include, but are not limited to, claims related, directly or indirectly, to your employment relationship with the Company, including your separation from employment. This Agreement is intended to be interpreted in the broadest possible manner to include all actual or potential legal claims you may have against the Company, except as expressly provided otherwise in Paragraph 7(e).

(b) Specifically, you agree that you are fully and forever giving up all of your legal rights and claims against the Company, whether or not presently known to you, that are based on events occurring before you sign this Agreement. You agree that the legal rights and claims you are waiving include all rights and claims under, as amended, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Rehabilitation Act of 1973, the Civil Rights Acts of 1866 and 1991, the Americans With Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, the New York Human Rights Law and any similar federal, state or local statute, regulation, order or common law. You specifically agree that you are releasing claims of discrimination based upon age, race, color, sex, sexual orientation or preference, marital status, religion, national origin, citizenship, veteran status, disability, genetic predisposition or carrier status and other legally protected categories.

(c) You also agree that the legal rights and claims you are giving up include your rights under, as amended, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974 (“ERISA”), the federal Worker Adjustment and Retraining Notification Act of 1988, the New York Worker Adjustment and Retraining Notification Act, the New York Labor Law and any similar federal, state or local statute, regulation, order or common law. You agree that the legal rights and claims you are giving up include all common law rights and claims, such as a breach of express or implied contract, tort (whether negligent or intentional), wrongful discharge, constructive discharge, infliction of emotional distress, defamation, promissory estoppel, and any claim for fraud, omission or misrepresentation. You also agree that you are giving up and forever releasing any right you may have to attorneys’ fees for any of the rights and claims described in this Paragraph 7.

(d) You agree that the release of all claims described in this Paragraph 7 applies not only to the Company, but also to Financial Institutions, Inc., the Company’s predecessors, successors and their past, current and future parents, subsidiaries, related entities, and all of their members, shareholders, officers, directors, agents, attorneys, employees, and assigns.

(e) The claims you are giving up and releasing do not include your vested rights, if any, under any qualified retirement plan in which you participate, and your COBRA, unemployment insurance and workers’ compensation rights, if any. Nothing in this Agreement shall be construed to constitute a waiver of: (i) any claims you may have against the Company that arise from events that occur after the date that you sign this Agreement; (ii) your right to file an administrative charge with any governmental agency alleging employment discrimination or challenging the validity of this release of all claims; (iii) your right to participate in any administrative or court investigation, hearing or proceeding; or (iv) any other right that you cannot waive as a matter of law. You agree, however, to waive and release any right to receive any individual remedy or to recover any individual monetary or non-monetary damages as a result of any administrative charge, complaint or lawsuit filed by you or anyone on your behalf. In addition, the release of all claims set forth in this Agreement does not affect your rights as expressly created by this Agreement, and does not limit your ability to enforce this Agreement.

8. No Pending Action. You represent that, as of the date that you sign this Agreement, you have not filed any charge, complaint or action against the Company in any forum. This Agreement may be used as a complete defense in the future if you bring a lawsuit based on any claim that you have released.

9. Future Cooperation. You agree that upon reasonable request of the Company, you will do whatever is reasonably necessary to assure an orderly transition of your work and responsibilities, and to fully cooperate with these efforts.

10. Confidential Information. You agree and acknowledge as follows:

(a) In the course of your employment with the Company you have acquired access to and become acquainted with confidential information about the professional business and financial affairs of the Company.

(b) You shall not at any time, whether before or after the termination of your employment, use, copy, disclose or make available any Confidential Information (as defined in Paragraph 10(c) below) to any individual, corporation, partnership, trust, governmental body or other entity; except that you may use, copy or disclose any Confidential Information (i) to the extent it becomes publicly available through no fault on your part, and (ii) to the extent you are required to do so pursuant to applicable law or pursuant to a final order of a court or arbitrator having jurisdiction thereof; provided, however, that prior to such disclosure you shall promptly notify the Company in writing of any such order or request to disclose and shall cooperate fully with the Company in protecting against any such disclosure by narrowing the scope of such disclosure and/or obtaining a protective order with respect to the permitted use of the Confidential Information.

(c) For purposes of this Agreement, “Confidential Information” shall mean all information pertaining to the business and operations of the Company that is not generally available to the public and the Company desires to keep confidential, including, but not limited to, information relating to the Company’s products, services, relationship with its regulators, suppliers, business partners, operations, research, trade secrets, intellectual property, finances and all documents and other tangible items relating to or containing any such information. You acknowledge that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

11. No Derogatory Statements. You agree that you will not directly or indirectly make, or cause to be made, written or oral statements or other communication that is derogatory or disparaging to the Company or the Company’s predecessors, successors or their past, current or future parents, subsidiaries, related entities, or any of their members, shareholders, officers, directors, agents, attorneys, employees, or assigns.

12. Confidentiality. The terms of this Agreement, the benefit being paid under it and the fact of its payment, are confidential and may not be disclosed by you except that you may disclose this information as required by law and/or to your spouse, attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you. You will instruct them, however, to maintain the confidentiality of this information just as you must.

13. Future Employment. You agree that neither you, nor anyone acting on your behalf, will apply for or seek employment with the Company in the future.

14. Remedies. In the event that you breach any of your obligations under this Agreement or as otherwise imposed by law, the Company may, at its option, obtain monetary damages, a court order requiring you to comply with this Agreement, or other remedies as appropriate.

15. No Admission of Liability. You agree that neither any payment under this Agreement, nor any term or condition of it, shall be construed by either you or the Company, at any time, as an admission of liability or wrongdoing by the Company.

16. Binding Nature. The rights and benefits of the Company under this Agreement shall be transferable to, or enforceable by or against, the Company’s successors and assigns. You agree that this Agreement also binds all persons who might assert a legal right or claim on your behalf, such as your heirs, personal representatives and assigns, now and in the future.

17. Scope of Agreement. You agree that no promise, inducement or other agreement not expressly contained or referred to in this Agreement has been made conferring any benefit upon you. You also agree that this Agreement contains the entire agreement between the Company and you regarding your termination and supersedes and renders null and void any and all prior or contemporaneous oral or written understandings, statements, representations or promises. Notwithstanding the foregoing, you acknowledge that nothing set forth herein shall alter in any manner your continuing obligations pursuant to the terms of that certain Executive Agreement dated January 3, 2006 between you and Financial Institutions, Inc., including the provisions contained therein regarding Confidentiality (Article 1), Non-Competition (Article 2) and Non-Solicitation (Article 2), and you agree that such continuing obligations survive the termination of your employment with the Company and continue to be binding upon you after the Separation Date.

18. Legal Proceedings and Governing Law. This Agreement shall be construed and governed by the laws of the State of New York. Disputes arising under it shall be heard exclusively by the state or federal courts located in Monroe County, New York. Neither party waives any right it may have to remove such an action to the United States District Court located in Monroe County, New York. If either party breaches its obligations under this Agreement, then the non-breaching party shall also be entitled to recover any and all reasonable costs and expenses, including reasonable attorney’s fees, incurred by such non-breaching party in legal proceedings to enforce the terms of this Agreement. If any provision of this Agreement, including the waiver of claims under any particular statute, should be deemed unenforceable or invalid, the remaining provisions shall, to the extent possible, be carried into effect, taking into account the general purpose and spirit of this Agreement. Also, if a court finds that the release of claims (set forth in Paragraph 7 above) is illegal, void or unenforceable, you agree, promptly upon request, to execute a second release that is legal and enforceable, without further consideration, payments or compensation.

19. Compliance with IRS Deferred Compensation Regulations. The compensation and benefits under Paragraph 5 of this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other official guidance promulgated and issued thereunder, and this Agreement shall be administered and interpreted consistent with that intent.

20. Voluntary Agreement. You agree that you are voluntarily signing this Agreement, that you have not been pressured into agreeing to its terms and that you have enough information to decide whether to sign it. If, for any reason, you believe that this Agreement is not entirely voluntary, or if you believe that you do not have enough information, then you should not sign this Agreement.

21. Attorney Consultation. You are advised to consult with an attorney of your choice before signing this Agreement. By signing this Agreement, you acknowledge that you have had an opportunity to do so.

22. Period to Consider Agreement. You have up to 21 calendar days from the date you receive this Agreement or until June 30, 2012, whichever is later, to accept the terms of this Agreement by signing and dating it in the space designated below, and returning it to me (an extra copy of the Agreement is enclosed for your files). Both you and the Company agree that any amendments to this Agreement made after the date that you first received it will not re-start the 21-day period of review. Notwithstanding the foregoing, under no circumstances may you sign and return this Agreement before the Separation Date.

23. Revocation Period; Effective Date. After you have accepted this Agreement, you will have an additional 7 calendar days in which to revoke your acceptance. If you do not revoke your acceptance, then the 8th day after the date of your signature will be the “Effective Date” of the Agreement, and you may not thereafter revoke it. To revoke this Agreement, you agree to send written notice to: Rita M. Bartol, Director of Human Resources. You acknowledge and agree that if you exercise your right to revoke this Agreement, your termination of employment will nevertheless have occurred effective on the Separation Date, you will not be entitled to the separation benefits in Paragraph 5, and you will immediately return to the Company any of such benefits you have already received.

On behalf of Five Star Bank, I want to express appreciation for your efforts and service during your employment. We wish you every success in your future endeavors.

Sincerely,

Five Star Bank

/s/ Rita M. Bartol
Rita M. Bartol
Director of Human Resources & Training
Senior Vice President

BY SIGNING THIS LETTER, I ACKNOWLEDGE THAT I HAVE HAD THE OPPORTUNITY TO REVIEW THIS AGREEMENT CAREFULLY WITH AN ATTORNEY OF MY CHOICE. I HAVE READ THIS AGREEMENT, I UNDERSTAND ITS TERMS AND I VOLUNTARILY AGREE TO THEM.

Dated: June 28, 2012

/s/ George D. Hagi

State of New York) County of	) SS:	George D. Hagi

On this        day of       , 20      , before me personally came George D. Hagi, to me known and known to me to be the individual described in and who executed the foregoing instrument, and the above-named person acknowledged to me that said person executed the same.

Notary Public